Exhibit 99 - Press Release
ANADIGICS ANNOUNCES THIRD QUARTER 2008 RESULTS

Net Sales of $58.1 Million; down 27.8% sequentially and 2.4% From Year Ago Quarter
GAAP Loss Per Share of ($0.26); Pro Forma EPS of Break-Even

WARREN, N.J., October 22, 2008—ANADIGICS, Inc. (Nasdaq: ANAD), a leading provider of semiconductor solutions in the rapidly growing broadband wireless and wireline communications markets, reported third quarter 2008 net sales of $58.1 million, a decrease of 27.8% compared with net sales of $80.5 million in the prior quarter, and a decrease of 2.4% compared to net sales of $59.5 million in the year ago quarter.

Net loss was $15.5 million, or $0.26 per share, compared with net income of $6.0 million, or $0.10 per diluted share, in the prior quarter and net income of $2.4 million, or $0.04 per diluted share, in the year ago quarter.  Pro forma earnings for the third quarter 2008, which excludes non-GAAP adjustments of $15.4 million, was break even, compared with $11.6 million, or $0.18 per diluted share, in the prior quarter and $5.9 million, or $0.10 per diluted share, in the year ago quarter. The non-GAAP adjustments include stock-based compensation, impairment of auction rate securities, discontinued operations and charges for management separations, cancellations and impairments on equipment and inventory reserves associated with reduced demand. The details of the non-GAAP adjustments are disclosed in the accompanied financial statements.

"Our third-quarter performance primarily reflects loss of market share”, said Gilles Delfassy, chairman and interim chief executive officer. “When we weren’t able to meet some of our customers’ increased demand during the past several quarters, they looked for other sources of supply. In addition, we missed the lower end of our revenue guidance due to a combination of rescheduled backlog orders reflecting the weaker economic environment, and internal execution issues.

“We certainly have work to do to regain the trust and confidence of our customers, but I am optimistic. We are making the necessary changes to solidify our operations in order to deliver what our customers expect from us. I am also encouraged because customers continue to tell us that our products help them achieve superior performance. With improved operational performance and continued product differentiation, I’m confident we can regain our market position and resume revenue growth."

As of September 27, 2008 cash and short and long-term marketable securities totaled $152.2 million compared with $161.4 million at June 28, 2008.

“In light of the change in quarterly revenue along with the uncertain macroeconomic environment, we are taking immediate measures to realign our cost structure across the company," said Tom Shields, executive vice president and chief financial officer. “We believe that the results of these actions will have a significant impact on our operating performance in the near term without compromising our new product design and development.”

Outlook for the Fourth Quarter 2008

Net sales for the fourth quarter 2008 are estimated to be in the range of $44 million to $46 million.   Net sales at this level would represent an approximate 32% to 35% decrease on a comparable basis with fourth quarter 2007.   Net loss per share on a GAAP basis for the fourth quarter 2008 is expected to approximate $0.19 to $0.21.  Pro forma loss per share, excluding non-cash stock compensation expense, is expected to be in the range of approximately $0.12 - $0.14.  The net loss and pro forma loss per share are based on an estimated diluted weighted average outstanding common share count of 61 million.

The statements regarding outlook are forward looking and actual results may differ materially. Please see safe harbor statement at the end of the press release.

This press release includes financial measures that are not in accordance with GAAP, consisting of non-GAAP, or pro forma, net income or loss and non-GAAP, or pro forma, income or loss per share. Management uses non-GAAP net income or loss and non-GAAP income or loss per share to evaluate the company's operating and financial performance in light of business objectives, for planning purposes, when publicly providing our business outlook and to facilitate period-to-period comparisons. ANADIGICS believes that these measures are useful to investors because they enhance investors' ability to review the company's business from the same perspective as the company's management and facilitate comparisons of this period's results with prior periods. These non-GAAP measures exclude charges related to stock-based compensation, impairment of auction rate securities, discontinued operations and charges unique to the third quarter of 2008 resulting from management separations, cancellations and impairments on equipment and inventory reserves associated with reduced demand. Non-GAAP measures are used by some investors when assessing the ongoing operating and financial performance of our Company. These financial measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Management acknowledges that stock-based compensation is a recurring cost and is an important part of our employee’s compensation and impacts their performance. However the expense is non-cash in nature and there are various valuation methodologies and assumptions used in determining stock-based compensation that may be unrelated to operations, such as volatility and current interest rates. The presentation of the additional information should not be considered a substitute for net income or loss or income or loss per share prepared in accordance with GAAP.

Limitations of non-GAAP financial measures. The primary material limitations associated with the use of non-GAAP measures as compared to the most directly comparable GAAP financial measures are (i) they may not be comparable to similarly titled measures used by other companies in ANADIGICS industry, and (ii) they exclude financial information that some may consider important in evaluating our performance. We compensate for these limitations by providing reconciliations of reported net income or loss and income or loss per share to non-GAAP net income or net loss and non-GAAP income or loss per share, respectively, within this press release.

Conference Call

ANADIGICS' senior management will conduct a conference call today at 5:00 PM Eastern time. A live audio Webcast will be available at www.anadigics.com/investors. A recording of the call will be available approximately two hours after the end of the call on the ANADIGICS Web site or by dialing 800-642-1687 (available until October 29, 2008).

Recent Highlights

September 30, 2008 - ANADIGICS Delivers 3G PA to LG Electronics for Newest Touch Screen Handset on AT&T Network
September 11, 2008 - ANADIGICS’ DOCSIS 3.0 Amplifier Featured In Sigma Designs’ Reference Design For IP-Cable Set-Top Box
September 9, 2008 - ANADIGICS To Showcase Latest Technology At Three Major Industry Events
August 18, 2008 - ANADIGICS, Inc. Announces Resignation of CEO Dr. Bami Bastani; Appoints Gilles Delfassy Chairman of the Board to Lead Through Transition
August 13, 2008 - ANADIGICS Nominated for EDN China Innovation Award
August 7, 2008 - ANADIGICS Lowers Third Quarter 2008 Financial Guidance

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About ANADIGICS, Inc.

ANADIGICS, Inc. (Nasdaq: ANAD - News) is a leading provider of semiconductor solutions in the rapidly growing broadband wireless and wireline communications markets. The Company's products include power amplifiers, tuner integrated circuits, active splitters, line amplifiers, and other components, which can be sold individually or packaged as integrated radio frequency and front end modules.

Safe Harbor Statement

Except for historical information contained herein, this press release contains projections and other forward-looking statements (as that term is defined in the Securities Exchange Act of 1934, as amended). These projections and forward-looking statements reflect the Company's current views with respect to future events and financial performance and can generally be identified as such because the context of the statement will include words such as "believe", "anticipate", "expect", or words of similar import. Similarly, statements that describe our future plans, objectives, estimates or goals are forward-looking statements. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results and developments could differ materially from those projected as a result of certain factors. Important factors that could cause actual results and developments to be materially different from those expressed or implied by such projections and forward-looking statements include those factors detailed from time to time in our reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and those discussed elsewhere herein.

ANADIGICS, INC.
Consolidated Statements of Operations
(Amounts in thousands, except per share amounts, unaudited)

	Three months ended		Nine months ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007

Net sales	$58,065	$59,545	$212,927	$162,987
Cost of sales	44,790	39,387	143,127	107,637
Gross profit	13,275	20,158	69,800	55,350
Research and development expenses	12,931	12,491	42,059	33,309
Selling and administrative expenses	14,576	7,221	32,897	22,062
Operating (loss) income	(14,232)	446	(5,156)	(21)
Interest income	978	2,338	4,197	5,776
Interest expense	(592)	(592)	(1,774)	(1,872)
Other (expense) income	(1,622)	173	(2,758)	173
(Loss) income from continuing operations	(15,468)	2,365	(5,491)	4,056
Loss from discontinued operations	-	-	-	(965)
Net (loss) income	$(15,468)	$2,365	$(5,491)	$3,091

Basic (loss) earnings per share
(Loss) income from continuing operations	$(0.26)	$0.04	$(0.09)	$0.08
Loss from discontinued operations	$-	$-	$-	$(0.02)
Net (loss) income	$(0.26)	$0.04	$(0.09)	$0.06

Diluted (loss) earnings per share
(Loss) income from continuing operations	$(0.26)	$0.04	$(0.09)	$0.07
Loss from discontinued operations	$-	$-	$-	$(0.02)
Net (loss) income	$(0.26)	$0.04	$(0.09)	$0.05

Basic shares outstanding	60,509	57,505	59,949	54,114
Basic & dilutive shares outstanding	60,509	60,648	59,949	57,403

Unaudited Reconciliation of GAAP to Pro Forma Non-GAAP Financial Measures

GAAP net (loss) income	$(15,468)	$2,365	$(5,491)	$3,091
Stock compensation expense in continuing operations
Cost of sales	822	736	2,574	2,487
Research and development	1,470	1,446	5,271	4,338
Selling and administrative	1,567	1,375	5,361	4,448
Other non-GAAP adjustments
Cost of sales (1)	4,216	-	4,216	-
Selling and administrative (2)	5,729	-	5,729	-
Auction rate securities impairment	1,627	-	3,064	-
Loss from discontinued operations	-	-	-	965
Pro forma net (loss) income	$(37)	$5,922	$20,724	$15,329

Pro forma earnings (loss) per share *
Basic	$-	$0.10	$0.35	$0.28
Diluted	$-	$0.10	$0.35	$0.27

(*) Calculated using related GAAP shares outstanding

(1) Includes manufacturing equipment purchase cancellation charges of $1,860 (primarily cash), a non-cash write down of certain manufacturing assets held for sale of $849, inventory reserves for products with lower demand of $1,210 and separation and related costs.

(2) Separation and transition costs of $5,729 related to CEO resignation ($3,539 cash; $2,190 non-cash).

ANADIGICS, INC.
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	September 27, 2008	December 31, 2007
Assets	Unaudited

Current assets:
Cash and cash equivalents	$130,102	$57,786
Marketable securities	9,110	103,778
Accounts receivable	36,525	45,664
Inventory	34,432	23,989
Prepaid expenses and other current assets	3,826	3,277
Total current assets	213,995	234,494

Marketable securities	13,029	15,248
Plant and equipment, net	106,669	76,129
Goodwill and other intangibles, net of amortization	6,330	6,524
Other assets	763	1,066
	$340,786	$333,461

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$23,228	$34,184
Accrued liabilities	13,716	7,928
Total current liabilities	36,944	42,112

Other long-term liabilities	3,161	3,243
Long-term debt	38,000	38,000

Total Stockholders’ equity	262,681	250,106
	$340,786	$333,461

* The condensed balance sheet at December 31, 2007 has been derived from the audited financial statements at such date but does not include all the information and footnotes required by generally accepted accounting principles for complete financial statements.